Exhibit 99.1

 FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Second Quarter 2014 Operating Results

Pro Forma Results for Second Quarter:

- Adjusted Net Income up 12.1% From Prior Quarter to $42.6 Million or $0.49 per Fully Diluted Share

- Adjusted EBITDA up 11.8% From Prior Quarter to $71.8 Million

- Assets Under Administration of $214.2 Billion, up 2.8% or $5.9 Billion

Wholesale Distribution Equity Sales up 63% or $1.0 billion to $2.6 Billion for the Second Quarter;
$5.2 Billion Raised Through End of July; Reiterate $12 Billion Target for 2014

Capital Markets Revenue up 320% from Year-Ago Quarter to $39.1 Million; First Half Capital Markets Revenue
Exceeds Prior Year Revenue

All Five Previously Announced Retail Broker-Dealer Acquisitions Completed,
Firmly Positioning Company as Second Largest U.S. Independent Advice Network

Revenue Synergies and Cost Savings for 2014 on Track;
Incremental Revenue and Cost Synergies Expected in 2015

Announced Acquisition of VSR Group, Inc. Further Augments Existing Retail Advice Platform

Adding 264 Advisors and Over $12 Billion Assets Under Administration

NEW YORK, August 7, 2014 -- RCS Capital Corporation (“RCAP”) (NYSE: RCAP), announced today pro forma operating results for the three months ended June 30, 2014.

“We posted strong operating results for the quarter driven by solid performance across all of our key business segments, including our Retail Advice, Wholesale Distribution, Investment Banking and Capital Markets businesses,” said William M. Kahane, Chief Executive Officer of RCAP. “Pro forma revenues for the second quarter increased 22% from the first quarter to $825.71 million, and pro forma adjusted net income increased 12% quarter-over-quarter to $42.6 million, or $0.49 per fully diluted share. In addition, pro forma assets under administration for our Retail Advice Segment rose to $214.2 billion.”

“Retail Advice Segment pro forma revenues grew 7% quarter-over-quarter, driven by strong performance across all revenue categories and we continue to see strong retention as evidenced by our 97% advisor retention rate. Equity capital raised from Wholesale Distribution in the quarter increased to $2.6 billion from $1.6 billion in the first quarter, up $1.0 billion or 63% from the first quarter and remained on-track subsequent to quarter-end with $5.2 billion total equity capital raised through the end of July. Capital Markets revenues were again strong for the second quarter at $39.1 million, and nearly $90 million for the first half of the year, exceeding full year 2013 Capital Markets revenues. Our solid balance sheet shows $475 million of cash and cash equivalents on hand, which we believe will enable us to continue to make strategic investments in human capital and technologies to further support the growth of our business lines.”

1 Excludes $58.5 million non-cash revenue recognized from fair market value accounting of embedded derivatives in securities issued in connection with the Cetera financing.

“Our strategic acquisitions in connection with our retail advice platform, including the recent announcement of VSR Group, Inc., place us squarely in the number two position of U.S. independent retail advice networks measured by financial advisors. We entered the investment management business with the purchase of Hatteras Funds, an investment management firm with $2.8 billion in assets under management, creating an important hub from which to further expand this business line. Moreover, the addition of SK Research, a leading industry research team, will enhance the information flow to our 9,200 independent financial advisors and the two million clients they serve. We believe the continuing development of RCAP’s businesses will allow us to more effectively diversify, support, grow, inform and manage these businesses.”

“We had an outstanding second quarter with pro forma revenue and adjusted net income up 22% and 12%, respectively, compared to the first quarter of 2014. Our pro forma assets under administration rose nearly $6 billion and we continue to expect to realize approximately $57 to $65 million in 2014 run-rate synergies, with additional incremental revenue and expense synergies expected in 2015,” said Michael Weil, RCAP’s President.

Mr. Weil continued, “We are gaining traction and finding opportunities across all of our business lines. With over $475 million in cash and cash equivalents on hand, a broad but integrated strategic plan, and tremendous long-term market opportunities, RCAP expects to continue to redefine traditional retail investment advice and realize further value in diversifying its revenues, while at the same time finding synergistic opportunities to grow revenues and reduce costs. We completed all five of our previously announced retail broker dealer acquisitions, including Cetera Financial Group, First Allied Securities Inc., Investors Capital Corporation, J.P. Turner & Company, Summit Financial Services Group Inc., as well as the purchase of the investment management business of The Hatteras Funds Group. And with our announcement yesterday, we welcome the 264 independent financial advisors from the VSR Group to the RCAP family of companies. We believe we remain positioned for the continuing growth of our retail advice platform, having acquired what we believe to be high-performing, high-quality companies with experienced and proven management teams. In addition, we expect our continued investment in technology and the use of sophisticated processes and procedures across the platform will provide clear advantages, including significant regulatory compliance benefits, as well as a positive impact to earnings.”

Pro forma Financial and Operating Highlights

RCAP believes its pro forma results, which are calculated to take into account the acquisitions of Cetera Financial Group, First Allied Securities, Investors Capital, J.P. Turner & Company, Summit Financial Services Group, Hatteras Funds Group and Validus/Strategic Capital as if completed at the beginning of the period reported, are more indicative of RCAP’s actual performance. In addition, RCAP reports certain non-GAAP financial metrics, including Pro Forma Adjusted EBITDA and adjusted net income, to adjust for one-time, non-recurring and non-cash items as described more fully below. Pro forma Adjusted EBITDA represents earnings on a pro forma basis before interest, taxes, depreciation and amortization, share-based compensation, acquisition related costs and other non-recurring charges. Pro forma Adjusted Net Income represents net operating income before non-controlling interest, share-based compensation, acquisition related costs, non-recurring costs and amortization of acquired intangibles on an after tax basis. RCAP uses a 40% tax rate to illustrate the tax impact in its earnings.

In light of the transformative nature of our previously announced acquisitions and recently consummated public offering of shares of Class A common stock, management believes that sequential comparisons of RCAP’s pro forma results of operations are, in certain instances, more useful and appropriate reflections of RCAP’s financial condition than year-over-year comparisons of results of operations.

Highlights for the Second Quarter 2014 Include:

Revenue Increases: Pro forma Revenue for the second quarter of $825.72 million increased 22% from the first quarter of 2014 driven by strong operating performance across all business Segments

Adjusted Net Income Improves: Pro forma Adjusted Net Income increased 12% quarter-over-quarter to $42.6 million, or $0.49 per fully diluted share

Assets Under Administration Rise: Pro forma Assets Under Administration for the Retail Advice Segment rose to $214.2 billion, an improvement of $5.9 billion over the first quarter

2 Excludes $58.5 million non-cash revenue recognized from fair market value accounting of embedded derivatives in securities issued in connection with the Cetera financing.

Successful Recruitment: 272 new financial advisors were recruited in the second quarter of 2014, representing $24.2 million in Gross Dealer Concession (“GDC”), for a net increase of 34 new advisors added in the second quarter of 2014

Solid Retention of Advisors: 97% advisor retention realized for the quarter based on trailing 12-month GDC

Advisor Base Growing: Approximately 9,200 independent retail financial advisors on RCAP platform servicing over 2.0 million clients; recently announced acquisition expected to add 264 additional advisors

Synergies On Track: 2014 synergies are projected to be $57 to $65 million on an annualized run-rate basis; incremental revenue and cost synergies are projected for 2015

Balance Sheet Strong: $475 million of cash and cash equivalents, which RCAP believes provides sufficient capital for strategic investments in human capital and technologies to further support platform and advisor initiatives

Key Personnel Added: Key leadership has been added to support corporate growth, including new head of Strategic Partner Programs

New Financial Auditors Engaged: RCAP changed audit firms beginning with the second quarter 2014 and has engaged PricewaterhouseCoopers LLP to perform its 2014 financial audits

2014 Adjusted EBITDA Expectations Confirmed: Continue to expect $304 - $327 million pro forma run-rate adjusted EBITDA for 2014, including annualized impact of projected operating synergies

2015 Guidance Issued in Q3 2014: 2015 guidance will be issued in conjunction with third quarter earnings report

				Pro Forma for the
	Pro Forma for the Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	% Change	June 30, 2014
Revenue ($ million)[1]	$884.2	$676.5	30.7%	$1,560.7
AUA ($ billion)	$214.2	$208.3	2.8%	$214.2
Number of Advisors	9,200	9,165	0.4%	9,200
Equity Sales ($ billion)[2]	$2.6	$1.6	62.5%	$4.2

Net Income ($ million)	$9.4	($7.4)		$2.0
Net Income per diluted share	$0.11	($0.09)		$0.02

Adjusted Net Income ($ million)	$42.6	$38.0	12.1%	$80.6
Adjusted Net Income per diluted share	$0.49	$0.44		$0.93

Adjusted EBITDA ($ million)	$71.8	$64.2	11.8%	$136.0

Fully Diluted Shares Outstanding	87,102,162	87,102,162	0.0%	87,102,162

1Includes $58.5 million non-cash revenue recognized from fair market value accounting of embedded derivatives.

2Excludes Strategic Capital

				Pro Forma for the
	Pro Forma for the Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	% Change	June 30, 2014
Retail Advice
AUA ($ billion)	$214.2	$208.3	2.8%	$214.2
Revenue ($ million)	$494.5	$464.3	6.5%	$958.8
Number of Advisors	9,200	9,165	0.4%	9,200
Adjusted EBITDA	$32.2	$23.8	35.3%	$56.0

Wholesale Distribution
Equity Sales ($ billion)	$2.6	$1.6	62.5%	$4.2
Revenue ($ million)	$325.0	$177.9	82.7%	$502.9
Adjusted EBITDA	$13.5	$0.2		$13.7

Investment Banking and Capital Markets
Revenue ($ million)	$39.1	$48.5	(19.4%)	$87.6
Adjusted EBITDA	$25.3	$38.0		$63.3

Investment Management
AUM ($ billion)	$2.8	$2.7	3.7%	$2.8
Revenue ($ million)	$15.7	$14.0	12.0%	$29.7
Adjusted EBITDA	$3.0	$2.6	16.0%	$5.6

Retail Advice

The Retail Advice segment experienced strong organic growth during the second quarter with increases across all revenue categories. Management’s continued focus on expense controls and margin expansion, in conjunction with revenue growth, resulted in Pro Forma Adjusted EBITDA margin improvement of 140 basis points from the prior quarter.

•	7% quarter-over-quarter increase in retail revenue for the quarter resulting from strong performance across all revenue categories
•	56% of total revenue was recurring; 27% of total revenue was fee-based
•	9,200 independent financial advisors currently servicing over two million clients nationwide
•	$24.2 million in GDC added through recruitment for the second quarter
•	97% advisor retention rate for quarter based on trailing 12-month GDC
•	Announced acquisition of VSR Group, Inc. is expected to add over $12.0 billion of assets under administration and 264 producing advisors with average production of $380,000 and average tenure of almost 11 years

“During the past three months, our team has continued to generate positive results across all revenue lines, successfully recruit and retain financial advisors and make significant progress in integrating elements of our existing businesses and our acquired businesses to create expense savings and revenue synergies,” said Larry Roth, Chief Executive Officer of Cetera Financial Group. “We achieved strong revenue growth and a solid increase in assets under administration while integrating our retail broker dealer companies ahead of schedule. Across the platform, we believe advisors are embracing RCAP’s value proposition of supporting their overall business through industry leading training, education, technology and multiple clearing alternatives, as well as offering them a diverse suite of traditional and alternative investment programs for their clients. Moving forward, we expect to be poised to realize our projected synergies and capitalize on our size and scale to forge stronger relationships with product and service partners.”

Pro forma Retail Advice revenue for the second quarter rose to $494.5 million, compared to $464.3 million for the prior quarter. The increase was driven primarily by higher commission revenues, advisory fee and services revenues, as well as asset and transaction-based fee revenues. Retail Advice revenue for the first six months of 2014 was $958.8 million.

Commission-based revenue, which includes both transactional commissions and “trails,” increased to $310.1 million versus $283.9 million for the prior quarter from a combination of net advisor growth, increased client assets under administration, and higher trading volume. Commission-based revenue for the first six months of 2014 was $594.0 million.

Advisor Fee and Services revenue, which includes both client advisory fees and administrative fees for our advisory products, remained relatively flat at $135.5 million versus $134.5 million for the prior quarter. Advisor and Services revenue for the first six months of 2014 was $270.0 million.

Asset-Based Fee revenue, which includes strategic partner, cash sweep, and mutual fund networking fees, improved to $14.8 million versus $13.9 million for the prior quarter, due to greater traction with the organization’s strategic partner programs. Asset Based Fees revenue for the first six months was $28.7 million.

Transaction-Based and Other revenue, which includes ticket and other trading charges, advisor fees, other account fees (e.g., IRA fees), and other revenues, increased to $34.1 million as compared with $32.0 million in the prior quarter, due to increased trading activity and more favorable retail market conditions. Transaction-Based and Other revenue for the first six months of 2014 was $66.1 million.

Pro forma Adjusted EBITDA for the second quarter was $32.2 million and $56.0 million for the first six months.

RCAP’s average cash sweep balance for the second quarter was $7.6 billion, compared to $7.7 billion for the prior quarter. Revenue generated from RCAP’s cash sweep programs was essentially unchanged from the prior quarter given the continued low short-term rate environment and historically low levels of client assets held in cash. RCAP estimates that a 100 basis point increase in money market fund rates would result in approximately $45.0 million to $120.0 million in annual EBITDA improvement, depending on the accompanying increase in percentage of cash allocations within individual client portfolios.

Wholesale Distribution

RCAP continues to maintain its strong market share within the wholesale distribution channel, as evidenced by the amount of equity capital raised by direct investment programs distributed by RCAP in the second quarter and year-to-date. We believe this business is constructed on a very solid foundation which should support its target raise for 2014 of $12 billion with over 30 diverse investment programs either currently in the market or in registration being distributed through a network of over 70,000 financial advisors.

•	$12 billion target equity raise for full year 2014 (excluding Strategic Capital)
•	$2.6 billion total equity raised in the second quarter 2014, up 63% from prior quarter (excluding Strategic Capital)
•	$4.2 billion total equity raised in first six months of 2014 (excluding Strategic Capital)
•	$5.2 billion raised through the end of July 2014 (excluding Strategic Capital)
•	31 investment programs currently in distribution or registration, including programs distributed by Strategic Capital and the Hatteras Funds Group; offering approximately $40 billion in equity through over 325 broker dealers and registered investment advisors through over 1,150 selling agreements
•	13 programs operated by RCAP affiliates are currently in distribution or registration with affiliated programs representing 49% of total registered equity
•	No more than 4.8% of second quarter equity raised through any single broker dealer
•	New FINRA 14-06 regulation (anticipated to become effective within the next 18 months) which applies to alternative investments, should increase transparency, add credibility, build confidence and create greater accountability, thus, we anticipate, increasing sales through existing channels of distribution while opening new distribution channels and thereby increasing overall size of non-traded industry
•	Industry Rank and Market Share*
•	Achieved 46% market share measured by equity capital raised among broker dealers, based on year-to-date 2014 equity capital raised of direct investment programs, (including sales of Strategic Capital); more than twice the combined sales of the next two competitors
•	Distributing the top three non-traded REITs and four of the top five non-traded programs for the quarter ending June 30, 2014

*According to Robert A. Stanger & Co. - June Market Pulse

Pro forma Wholesale Distribution revenue for the second quarter was $325.0 million, up 82.7%, compared to $177.9 million for the prior-quarter driven primarily by higher equity capital raised across the platform. Wholesale Distribution revenue for the first six months of 2014 was $502.9 million.

Pro forma Adjusted EBITDA for the second quarter was $13.5 million and $13.7 million for the first six months.

Investment Banking and Capital Markets

The Investment Banking and Capital Markets business again posted strong financial results driven by a larger volume of liquidity events of direct investment programs and an overall increase in strategic advisory transactions. We continue to see opportunities to deliver our expertise of providing strategic financial advice in connection with direct investment program liquidity events associated with our anticipated expansion of wholesale distribution.

Investment Banking and Capital Markets revenue for the second quarter increased 320% to $39.1 million versus $9.3 million for the same quarter one year-ago reflecting an increase in the volume of capital markets, mergers and acquisitions transactions and strategic advisory transactions. Total year-to-date capital markets revenue was $87.6 million, exceeding prior full-year actuals. RCAP has been publicly announced as advisor to two non-traded REITs, Phillips Edison-ARC Shopping Center REIT Inc. and American Realty Capital Trust V, Inc., with respect to analysis of strategic alternatives and to American Realty Capital Healthcare Trust, Inc., for its merger with Ventas Inc., which is expected to close in the second half of 2014.

Within the Investment Banking and Capital Markets segment, the following businesses had the following results:

•	Investment Banking revenue was $21.5 million for the second quarter driven by completed advisory engagements versus $32.0 million for the prior quarter. Investment Banking revenue was $53.5 million for the first six months of 2014.

•	Transaction Management revenue was $10.7 million for the second quarter based on liquidity events and new funds launched during the quarter versus $12.4 million for the prior quarter. Transaction Management revenue was $23.1 million for the first six months of 2014.

•	Transfer Agent revenue was $6.9 million for the second quarter driven by liquidity events, seasonal proxy solicitation and increased direct investment sales versus $4.1 million for the prior quarter. Transfer Agent revenue was $11.0 million for the first six months of 2014.

Pro Forma Adjusted EBITDA for the second quarter of 2014 for the entire Investment Banking and Capital Markets segment was $25.3 million and $63.3 million for the first six months of 2014.

Investment Management

RCAP recently closed on its previously announced acquisition of the Hatteras Funds Group, a leader in the liquid alternatives space, further diversifying its revenue sources, while increasing distribution channels to support continued and future growth. With significant and growing interest in liquid alternative mutual funds and sophisticated investment approaches from investors and their financial advisors, RCAP believes the addition of the Hatteras Funds Group will afford it the opportunity to meet that demand.

•	Added $2.8 billion in assets under management
•	Currently providing seven open-end mutual funds and one closed-end fund as of the second quarter 2014

Investment Management revenue for the second quarter was $15.7 million versus $14.0 million for the prior quarter. Total Investment Management revenue was $29.7 million for the six months ended June 30, 2014. Pro Forma Adjusted EBITDA for the second quarter was $3.0 million and $5.6 million for the first six months of 2014.

New Initiatives

•	In July 2014, established crowdfunding investment platform called “We R Crowdfunding” with expected launch September 2014
•	In July 2014, acquired substantially all of the assets of New York based Trupoly, Inc., a white-label investor relationship management portal, which will be integrated into RCAP’s new crowdfunding investment platform

Second Quarter Strategic Transactions, Key Personnel Additions & Subsequent Events

•	On August 6, 2014, RCAP announced that it had entered into an agreement to purchase VSR Group, Inc. an Overland Park, Kansas based independent broker dealer with over $12.0 billion of assets under administration, 264 producing independent financial advisors and average annual production of $380,000 per advisor. VSR’s advisors have an average tenure of almost 11 years, providing the firm with a deep bench of experienced financial advisors and a well-managed expense base. Over the last three years, VSR has maintained an average retention rate of 98%.

•	On July 11, 2014, RCAP closed its acquisition of Investors Capital Holdings, an independent broker-dealer headquartered in Lynnfield, Massachusetts. The transaction adds approximately 450 financial advisors in 340 branch offices across the United States.

•	On June 30, 2014, RCAP closed its acquisition of Hatteras Funds Group, a liquid alternative investment management platform headquartered in Raleigh, North Carolina. The transaction adds approximately $2.8 billion in assets under management and further diversifies RCAP’s revenue sources while increasing RCAP’s distribution channels to support sales growth.

•	On June 30, 2014, RCAP closed its acquisition of First Allied Securities, an independent broker-dealer headquartered in San Diego, California. The transaction adds approximately 1,194 financial advisors in 583 branch offices across the United States to RCAP’s existing network.

•	On June 24, 2014, RCAP announced that it has hired Christopher W. Mee as Executive Vice President and National Sales Director for RCS’s Liquid Alternative Investments division, responsible for the firm’s sales activities related to the alternative mutual funds. Mr. Mee joined RCAP from John Hancock Mutual Funds, where he served as National Sales Manager.

•	On June 19, 2014, RCAP announced that it has hired Andrew J. Melnick as Chief Litigation Counsel, responsible for leading litigation management functions. Mr. Melnick joined RCAP from Schindler Cohen & Hochman LLP where he was a partner concentrating on litigation and regulatory matters involving financial service firms.

•	On June 13, 2014, RCAP closed its acquisition of J.P. Turner & Company, LLC, an independent brokerage and investment banking firm, and its affiliated investment advisory company, J.P. Turner & Company Capital Management, LLC, headquartered in Atlanta, Georgia. The transaction adds approximately 323 financial advisors in 176 branch offices across the United States, with a concentration in the southeast. In addition, J.P. Turner offers investment banking services and had $4.3 billion in assets under administration and approximately 50,000 clients as of March 31, 2014.

•	On June 11, 2014, RCAP closed its acquisition of Summit Financial Services Group, Inc., an independent broker-dealer headquartered in Boca Raton, Florida. The transaction adds approximately 324 financial advisors in the southeast to RCAP’s existing network of independent financial advisors. These additional financial advisors provide securities brokerage and investment advice in 238 branch offices across the United States.

•	On June 10, 2014, RCAP closed its public offering of 19,870,000 shares of RCAP Class A common stock and its previously announced private placement of 2,469,136 shares of RCAP Class A common stock by RCAP to Luxor Capital Group, LP. Total gross proceeds to RCAP before underwriting discounts and commissions and other closing fees and expenses for both of these transactions were $452 million.

•	On May 20, 2014, RCAP announced that it had entered into a purchase agreement with Validus Strategic Capital Partners to acquire VSCP, which owns SC Distributors, LLC, a multi-product alternative investment distribution organization, and Strategic Capital Advisory Services, a provider of advisory and operational services to non-exchange traded alternative investment vehicles. The acquisition is expected to close in August 2014.

Industry Recognition of RCS Capital Retail Broker Dealer Network, Advisors and Executives

•	Cetera Financial Group’s CEO, Larry Roth, was unanimously voted by the Executive Committee of the Insured Retirement Institute (IRI) Group to the Institute’s Board of Directors effective at the IRI Annual Meeting in September 2014, running for an initial three-year term. Mr. Roth, the Past Chairman of the Insured Retirement Institute, successfully led the organization through a period of appreciable growth in financial strength and membership.

•	Cetera Financial Group’s President, Adam Antoniades, was elected to the role of Vice Chairman of the Financial Services Institute and will serve as Chairman in 2015.

•	Cetera Advisor’s President, Erinn Ford, was named to “The Ten to Watch in 2015” by Wealthmanagement.com, a leading news provider to the financial advisor community – August 2014

•	Cetera Financial Group awarded 2014 BISA Technology Innovation Award from Bank Insurance Securities Association, a leading financial services industry association dedicated to serving those responsible for the marketing, sales and distribution of securities, insurance, and other financial products and advisory services through the bank channel. – April 2014

•	Seven Cetera Financial Group Advisors named to Barron’s Top 100 Financial Advisors by State for 2014. The ranking reflects the volume of assets overseen by the advisors and their teams, revenues generated for the firms and the quality of the advisors’ practices. – February 2014

•	Four Cetera Investment Service Program Managers named to Bank Investment Consultant Awards “Top 20 List”; Three program managers honorably mentioned. – April 2014

•	Four Cetera Financial Group Institutional Advisors named to Bank Investment Consultant “Top 50 Advisors List.” – April 2014

•	Cetera Financial Group Advisor added to National Association of Plan Advisors’ “Top 50 Plan Advisors Under 40.” – July 2014

•	Summit Brokerage ranked number one out of 80+ independent broker-dealers, based on Registered Representative magazine’s survey responses from financial advisors. – March 2014

•	Summit Brokerage ranked number one out of all broker-dealers in Financial Planning magazine’s Highest Percentage of High-End Reps. – July 2014

•	Summit Brokerage highlighted in recent article from Financial Planning on the “4 Elite IBDs You May Not Know” – July 2014

Conference Call Details

RCAP will host an earnings conference call reviewing these results and its operations beginning at 1:00 p.m. E.T. today. The call will be conducted by William M. Kahane, Chief Executive Officer, Michael Weil, President, Brian D. Jones, Chief Financial Officer, Brian Nygaard, Chief Operating Officer, and Larry Roth, Chief Executive Officer - Cetera Financial Group.

Live Call

Participant Dial In (USA Toll Free): 1-888-317-6003

Participant International Dial In: 1-412-317-6061

Canada Toll Free Dial In: 1-866-284-3684

Participant Elite Entry Number: 1993794

Conference Replay*

US Toll Free: 1-877-344-7529

International Toll Free Dial In: 1-412-317-0088

Canada Toll Free Dial In: 1-855-669-9658

Conference Number: 10048924

*Available one hour after the end of the conference call through October 2, 2014 at 9:00 a.m. E.T.

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. RCAP is also engaged in the independent retail advice business following the closing of recent acquisitions of independent broker-dealers, and the investment management business, following the closing of a recent acquisition of an investment manager. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. The statements in this press release also include statements regarding the projections of RCAP that were based on estimates. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results. The projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. The estimates also reflect assumptions as to certain business decisions that are subject to change. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forward-looking statements and projections due to certain factors, including RCAP’s ability to integrate pending acquisitions and businesses acquired in recent acquisitions into RCAP’s existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements, estimates or projections speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
(484) 342-3600	(866) 904-2988

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135

RCS Capital Corporation

 Consolidated Statement of Financial Condition
(Unaudited)

(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$469,113	$70,059
Cash and securities segregated under federal and other regulations	5,999	-
Available-for-sale securities	445	8,528
Trading securities	9,661	7,708
Fees and commissions receivable	78,760	14,637
Reimbursable expenses receivable	13,632	19,356
Receivable from customers	18,243	-
Investment banking fees receivable	5,841	21,420
Receivables from broker, dealers, clearing organizations and other	13,421	4,383
Due from RCAP Holdings and related parties	913	8,151
Prepaid expenses	15,952	4,139
Property and equipment	23,005	1,883
Deferred compensation plan investments	79,611	-
Notes receivable	66,342	13,270
Deferred financing fees	31,036	-
Intangible assets	1,114,716	83,005
Goodwill	382,746	79,986
Other assets	47,364	126
Total assets	$2,376,800	$336,651

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Payable to customers	$20,805	$-
Payable to broker-dealers	20,639	1,259
Commissions payable	98,598	12,081
Accrued expenses and accounts payable	72,278	43,564
Deferred revenue	13,994	4,169
Derivative contracts	94,327	-
Other liabilities	42,073	758
Deferred compensation plan accrued liabilities	79,030	-
Net deferred tax liability	274,323	23,693
Contingent consideration	47,058	1,471
Long-term debt	818,703	33,302
Total liabilities	1,581,828	120,297

MEZZANINE EQUITY
Convertible preferred stock $0.001 par value, 100,000,000 shares authorized, 14,657,980 issued and outstanding as of June 30, 2014, and no shares authorized, issued and
outstanding as of December 31, 2013	275,510	-

STOCKHOLDERS' EQUITY
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 63,203,141 issued	63	3
and outstanding as of June 30, 2014, and 100,000,000 shares authorized, 2,500,000 issued and outstanding as of December 31, 2013
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 1 issued and	-	24
outstanding as of June 30, 2014, and 100,000,000 shares authorized, 24,000,000 issued and outstanding as of December 31, 2013
Additional paid-in capital	476,366	180,539
Accumulated other comprehensive income (loss)	7	(46)
Retained earnings	32,825	1,164
Total stockholders' equity	509,261	181,684
Non-controlling interest	10,201	34,670
Total liabilities, mezzanine equity and stockholders' equity	$2,376,800	$336,651

RCS Capital Corporation

 Pro Forma Consolidated Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

June 30,
2014
ASSETS
Cash and cash equivalents	$471,503
Cash and securities segregated	5,999
Available for sale securities	445
Trading Securities	9,985
Fees and commissions receivable	88,410
Reimbursable expenses receivable	13,632
Receivable from customers	18,243
Investment banking receivable	5,841
Receivables from broker, dealers, clearing organizations and other	13,421
Due from RCAP Holdings and other related parties	913
Prepaid expenses	16,404
Property and equipment	23,119
Deferred compensation plan investments	81,861
Notes receivable	67,542
Deferred financing fees	31,036
Intangible Assets	1,227,426
Goodwill	468,910
Other assets	48,818
Total assets	$2,593,508

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Payable to customers	$20,805
Payable to broker dealer	20,639
Commissions payable	103,597
Accrued expenses and accounts payable	76,716
Deferred revenue	14,257
Subordinated borrowings	2,000
Derivative contracts	94,327
Other liabilities	42,073
Deferred compensation plan accrued liabilities	81,641
Net deferred tax liability	318,034
Contingent consideration	151,121
Long term debt	819,579
Total liabilities	1,744,789

MEZZANINE EQUITY
Mezzanine equity - Preferred Stock	275,510

STOCKHOLDERS' EQUITY
Class A common stock	66
Class B common stock	-
Additional paid in capital	530,110
Accumulated other comprehensive income	7
Retained earnings	32,825
Total stockholders' equity	563,008
Non-controlling interest	10,201
Total liabilities, mezzanine equity and stockholders' equity	$2,593,508

Note: Not issuing on a comparative basis as we have not previously reported 2013 Pro forma on a comparative basis.

RCS Capital Corporation

 Pro Forma Condensed Consolidated Statements of Operations

(unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	March 31,	June 30,	June 30,
	2014	2014	2014
REVENUES
Selling commissions	119,516	219,803	339,318
Dealer manager fees	45,629	99,678	145,307
Retail commissions	268,335	258,385	526,720
Investment banking fees	31,732	21,877	53,609
Advisory and asset-based fees	151,215	168,797	320,012
Transfer agency revenue	3,386	5,638	9,024
Services revenue	8,181	13,702	21,883
Reimbursable expenses	6,082	1,850	7,931
Other	42,412	94,488	136,900
Total revenues	676,487	884,218	1,560,705

EXPENSES
Third-party commissions	92,577	170,582	263,159
Third-party reallowance	14,021	36,553	50,574
Retail commissions	363,736	392,819	756,555
Internal commissions, payroll and benefits	84,824	107,634	192,458
Conferences and seminars	6,018	12,560	18,578
Travel	3,076	3,368	6,444
Marketing and advertising	11,477	3,643	15,119
Professional fees	8,926	13,831	22,757
Data processing	8,700	18,798	27,498
Quarterly fee	-	8,298	8,298
Acquisition related costs	11,421	22,485	33,906
Interest expense	18,639	18,633	37,271
Occupancy	6,344	6,862	13,206
Depreciation and amortization	28,031	28,031	56,062
Service, sub-advisor and mutual fund expense	7,175	8,212	15,387
Outperformance bonus	7,224	2,633	9,857
Other	16,675	13,614	30,289
Total expenses	688,863	868,554	1,557,417
Income before taxes	(12,376)	15,665	3,288
Provision for income taxes	(4,950)	6,266	1,315
Net income	(7,426)	9,399	1,973

RCS Capital Corporation

 Reconciliation of Pro Forma GAAP to Non-GAAP ("Adjusted") Measures
(unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,
	2014	2014
Net income attributable to RCS Capital Corporation (Non-GAAP)	$9,399	$(7,426)
Add back: Interest	18,633	18,639
Add back: Provision for income taxes	6,266	(4,950)
Add back: Depreciation and amortization expense	27,359	27,423
EBITDA (Non-GAAP)	$61,656	$33,686
Add back: Non-cash equity compensation	19,465	13,689
Add back: Acquisition related expenses	23,471	11,421
Add back: Other	(36,395)	1,445
Add back: Capitalized advisor compensation	3,574	3,921
Adjusted EBITDA (Non-GAAP)	$71,771	$64,162

Net income attributable to RCS Capital Corporation (Non-GAAP)	$9,399	$(7,426)
After-tax EBITDA adjustments:
Add back: Non-cash equity compensation	13,214	8,213
Add back: Acquisition related expenses	14,083	6,853
Add back: Other	(19,182)	5,266
Total EBITDA Adjustments	8,115	20,332
Amortization of acquired intangibles	25,110	25,110
Adjusted net income (Non-GAAP)	$42,624	$38,016

Average shares outstanding
Class A common stock	87,102	87,102
Class B common stock	1	1
Adjusted Shares (Non-GAAP)	87,103	87,103

Net Income per share (Non-GAAP)	$0.11	$(0.09)

EBITDA per adjusted share (Non-GAAP)	$0.71	$0.39

Adjusted EBITDA per adjusted share (Non-GAAP)	$0.82	$0.74

Adjusted net income per adjusted share (Non-GAAP)	$0.49	$0.44

RCS Capital Corporation

 Condensed Consolidated Statements of Operations
(unaudited)

 (Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Selling commissions	$169,593	$135,969	$262,170	$269,703
Dealer manager fees	78,632	84,709	123,142	162,101
Retail commissions	169,805	-	223,118	-
Investment banking fees	21,052	4,480	52,784	7,970
Advisory and asset-based fees	102,881	-	137,025	-
Transfer agency revenue	5,638	2,351	9,024	2,930
Services revenue	12,167	2,303	20,347	4,994
Reimbursable expenses	1,851	195	7,932	935
Other	76,806	9	82,843	14
Total revenues	638,425	230,016	918,385	448,647

EXPENSES
Third-party commissions	141,726	135,972	234,303	269,708
Third-party reallowance	21,623	21,703	35,644	42,228
Retail commissions	253,132	-	321,602	-
Internal commissions, payroll and benefits	74,736	30,754	117,985	58,528
Conferences and seminars	7,441	7,238	13,459	12,219
Travel	1,557	1,069	3,720	2,046
Marketing and advertising	6,630	1,761	10,682	3,221
Professional fees	8,695	962	13,420	1,790
Data processing	8,365	1,892	11,985	2,343
Quarterly fee	247	678	2,029	678
Acquisition related costs	6,545	-	13,262	-
Interest expense	12,706	-	12,930	-
Occupancy	6,324	724	9,616	1,580
Depreciation and amortization	15,530	37	17,546	70
Service, sub-advisor and mutual fund expense	5,117	-	7,105	-
Outperformance bonus	2,559	105	9,709	105
Other	6,180	517	9,024	780
Total expenses	579,113	203,412	844,021	395,296
Income before taxes	59,312	26,604	74,364	53,351
Provision for income taxes	10,840	160	13,743	160
Net income	48,472	26,444	60,621	53,191
Less: net income attributable to non-controlling interests	256	26,242	9,120	52,989
Less: preferred dividends and deemed dividend	198,077	-	198,077	-
Net income (loss) attributable to Class A common stockholders	$(149,861)	$202	$(146,576)	$202

Per Share Data
Net income (loss) per share attributable to Class A common stockholders
Basic	$(3.42)	$0.08	$(4.15)	$0.08
Diluted	(3.52)	0.08	(4.47)	0.08

Weighted average shares used in basic net income (loss) per share	43,969,875	2,500,000	35,448,161	2,500,000
Weighted average shares used in diluted net income (loss) per share	49,262,615	2,500,000	38,109,152	2,500,000

RCS Capital Corporation

 Reconciliation of GAAP to Non-GAAP ("Adjusted") Measures
(unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,
	2014	2014
Net income attributable to RCS Capital Corporation (GAAP)	$48,472	$12,149
Add back: Interest	12,706	224
Add back: Provision for income taxes	10,840	2,903
Add back: Depreciation and amortization expense	15,530	2,017
EBITDA (Non-GAAP)	$87,548	$17,293
Add back: Non-cash equity compensation	6,656	4,026
Add back: Acquisition related expenses	7,826	6,963
Add back: Other	(53,163)	9,050
Add back: Capitalized advisor compensation	2,895	590
Adjusted EBITDA (Non-GAAP)	$51,763	$37,921

Net income attributable to RCS Capital Corporation (GAAP)	$48,472	$12,149
After-tax EBITDA adjustments:
Add back: Non-cash equity compensation	3,994	2,416
Add back: Acquisition related expenses	4,696	4,178
Add back: Other	(31,898)	5,784
Total EBITDA Adjustments	(23,208)	12,378
Amortization of acquired intangibles	13,583	1,768
Adjusted net income (Non-GAAP)	$38,847	$26,295

Average shares outstanding
Class A common stock	49,260	15,567
Class B common stock	1	10,933
Adjusted Shares (Non-GAAP)	49,261	26,500

Net Income per share (GAAP)	$1.02	$2.18

EBITDA per adjusted share (Non-GAAP)	$1.78	$0.65

Adjusted EBITDA per adjusted share (Non-GAAP)	$1.05	$1.43

Adjusted net income per adjusted share (Non-GAAP)	$0.79	$0.99

We use earnings before interest, taxes, depreciation and amortization, or EBITDA, Pro Forma Adjusted EBITDA and adjusted net income, which are non-GAAP measures, as supplemental measures of our performance that are not required by, or presented in accordance with GAAP. None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. We use EBITDA, Pro Forma Adjusted EBITDA and adjusted net income as an integral part of our report and planning processes and as one of the primary measures to, among other things:

•	Our ability to integrate the acquired businesses into our existing businesses;
•	Monitor and evaluate the performance of our business operations;
•	Facilitate management’s internal comparisons of the historical operating performance of our business operations;
•	Facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	Analyze and evaluate financial and strategic planning decisions regarding future operating investments;
•	Provide useful information to investors regarding financial and business trends related to our results of operations; and
•	Plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

We define EBITDA as earnings before non-controlling interest, interest, taxes, depreciation and amortization. We define Pro Forma Adjusted EBITDA as earnings before non-controlling interest, interest, taxes, depreciation and amortization, adjusted to exclude equity-based compensation, acquisition-related expenses, amortization of capitalized advisor costs and other items. We define adjusted net income as net income attributable to RCAP (using a 40% tax rate to illustrate the tax impact for comparative purposes) and adjusted to exclude acquisition related expenses and equity-based compensation and other items. We believe similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA, adjusted EBITDA, adjusted net income and other similar metrics when reporting their financial results. Our presentation of EBITDA, Pro Forma Adjusted EBITDA and adjusted net income should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	They do not reflect changes in, or cash requirements for, our working capital needs;
•	They do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP measures only for supplemental purposes. Please see our financial statements and the related notes thereto.

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